Exhibit 99.1

Agenus Corporate Update and Fourth Quarter & Full Year 2021 Financial Report

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Botensilimab (Fc-enhanced) is the first anti-CTLA-4 antibody to demonstrate clinical responses across 9 cold, treatment-resistant cancers; Phase II studies planned in melanoma, MSS-colorectal, and pancreatic cancers

•	AGEN1571, a novel program targeting tumor-associated macrophages, is entering clinical development in 2022

•	6 clinical-stage programs are advancing through strategic partnerships; $220M in upfront and achieved milestone payments received in 2021

•	Cell therapy subsidiary, MiNK Therapeutics (NASDAQ: INKT), launched via an IPO; clinical programs underway in solid tumors and multiple myeloma

•	Adjuvant subsidiary, SaponiQx, has developed a plant cell culture manufacturing process expected to generate GMP grade QS-21 STIMULON™ adjuvant by year end to enable partner clinical studies

LEXINGTON, Mass., March 1, 2022 (GLOBE NEWSWIRE) — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of checkpoint antibodies and adjuvants designed to activate immune response to cancers and infections, today provided a corporate update and reported financial results for the fourth quarter and full year 2021.

“We made several important advancements in 2021,” said Garo Armen, PhD, Chief Executive Officer of Agenus. “Our Phase 1 data presentation at SITC demonstrated the best-in-class potential of our flagship program, botensilimab, consistent with its Fc-enhanced design. We partnered our Fc-enhanced TIGIT bispecific with BMS to accelerate its development in high priority indications such as NSCLC. This year, we expect to launch several new botensilimab studies to unlock its franchise potential. In parallel, our R&D team continues to advance novel discoveries, with our macrophage targeting program expected to enter the clinic this year.”

Botensilimab is the first anti-CTLA-4 antibody to demonstrate clinical responses across 9 cold, treatment-resistant cancers; Phase II studies planned in melanoma, colorectal, and pancreatic cancers

•	Phase 1 data from >100 patients treated with botensilimab, as monotherapy or in combination with our PD-1 antibody, balstilimab, presented at SITC.

•	Based on these data, Agenus plans to commence Phase 2 trials in melanoma, MSS-colorectal, and pancreatic cancers in order to:

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Demonstrate superiority to ipilimumab, which has been approved and extensively studied in melanoma; new melanoma response to botensilimab monotherapy observed since SITC presentation in a patient who progressed on prior ipilimumab treatment.

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Build upon potential best-in-class signal in MSS-colorectal cancer; among 20 patients in our Phase I study, we observed a 20% response rate for the botensilimab/balstilimab combination compared to a reported 1% response rate for a first generation CTLA-4/PD-(L)1 combination.

•	Establish botensilimab as superior combination agent for chemotherapy in cold tumors, by evaluating botensilimab in combination with standard of care chemotherapy in pancreatic cancer.

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Positive data in these studies can unlock the franchise potential of botensilimab, supporting further development in indications where first-generation CTLA-4 has been approved or demonstrated benefit, as well as expansion into indications where botensilimab has shown benefit but other CTLA-4 agents have not.

•	Internal infrastructure build underway to support botensilimab development and potential launch: Emeryville site designed to manufacture inventory worth >$10B in annual sales.

AGEN1571 is entering clinical development in 2022

•	AGEN1571 targets tumor associated macrophages, which promote resistance to PD-1 and CTLA-4 therapy.

•	The importance of this target class has been validated by Merck’s ILT4 antagonist, discovered by Agenus, which has shown durable responses in PD-1 resistant cancers.

6 clinical-stage programs advancing through strategic partnerships; $220M in upfront and achieved milestone payments received in 2021

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AGEN1777 (Fc-enhanced TIGIT bispecific) was licensed to BMS for $220M in upfront and achieved milestones plus $1.36B in future milestones and royalties. BMS plans to advance AGEN1777 in high priority tumor indications including NSCLC.

•	Merck is advancing a myeloid cell-targeting antibody, MK-4830, discovered by Agenus, across a range of cancers – including pancreatic, lung, renal, breast, ovarian, gastric and glioblastoma.

•	Incyte is advancing four clinical stage partnered programs, including a combination trial evaluating our TIM-3 and LAG-3 antagonists with PD-1 in PD-1 r/r melanoma.

•	Across our partnerships, we are eligible for $2.8B in milestones plus royalties, as well as the option to participate in development and commercialization for certain programs.

Cell therapy subsidiary, MiNK Therapeutics, launched via an IPO

•	MiNK Therapeutics launched a successful IPO to support clinical development of its allogeneic cell therapies.

•	Clinical programs are underway in solid tumors and multiple myeloma.

SaponiQx to generate GMP grade QS-21 STIMULON adjuvant from proprietary plant cell culture manufacturing process in 2022 to enable partner clinical studies

•	QS-21 STIMULON is a proven adjuvant in GSK’s shingles vaccine (SHINGRIX®), with durability lasting >9 years.

•	While data supports broad applicability across >20 disease settings, supply is limited by a complicated extraction process from a Chilean soap bark tree.

•	SaponiQx’s plant cell culture method of manufacturing offers a more sustainable, scalable, and cost-effective supply of QS-21 STIMULON.

•	GMP grade material from this manufacturing process is expected to be available this year to enable partner clinical trials.

•	SaponiQx is also developing next-generation adjuvants designed to increase mucosal immunity through intranasal delivery, critical for addressing respiratory pandemic threats such as COVID-19.

Fourth Quarter and Full Year 2021 Financial Results

We ended the year 2021 with a cash and short-term investment balance of $307 million as compared to $100 million at December 31, 2020.

We recognized revenue of $296 million and $88 million for the years ended December 31, 2021, and 2020, respectively, which includes revenue related to upfront license fees received, non-cash royalties earned, and revenue recognized under our collaboration agreements.

Our cash provided by operations for the year ended December 31, 2021, was $10 million with a reported net loss of $29 million or $0.11 per share compared to cash used in operations of $139 million and a net loss for the year ended 2020 of $183 million or $1.05 per share. Non-cash operating expenses for the year ended December 31, 2021, were $49 million compared to $37 million for the year ended 2020.

Net loss for the fourth quarter ended 2021 was $68 million or $0.26 per share compared to a net loss for the same period in 2020 of $38 million, or $0.20 per share. For the fourth quarter ended December 31, 2021, our cash used in operations was $23 million compared to $36 million for the same period in 2020.

Financial Highlights

(in thousands, except per share data)

(unaudited)

	December 31,
	2021	2020
Cash, cash equivalents and short-term investments	$306,923	$99,871

	Three months ended December,		Year ended December 31,
	2021	2020	2021	2020
Revenues, research and development	$2,157	$11,632	$244,422	$35,915
Revenues, non-cash royalty and milestones	15,452	17,595	44,355	47,545
Revenues, other	2,652	2,038	6,888	4,710

Total Revenue	20,261	31,265	295,665	88,170

Research and development expenses	53,486	35,571	178,608	142,617
General and administrative expenses	21,971	20,030	76,359	59,218
Cost of service revenue	881	804	3,470	2,349
Other expense (income)	(2,744)	101	(3,951)	2,907
Non-cash interest expense	16,324	15,920	64,619	60,029
(Gain) loss related to debt	—	—	(6,197)	2,720
Non-cash contingent consideration fair value adjustment	(2,050)	(3,431)	11,481	1,221

Net loss	$(67,607)	$(37,730)	$(28,724)	$(182,891)

Net loss per share attributable to Agenus Inc. common stockholders	$(0.26)	$(0.20)	$(0.11)	$(1.05)

Cash provided by (used in) operations	$(22,927)	$(35,590)	$10,145	$(139,096)
Non-cash operating expenses	$2,291	$(340)	$48,612	$34,841

Conference Call

Tuesday, March 1, 2022, 8:30am ET

Dial-in numbers: (833) 614-1394 (US) or (914) 987-7115 (International)

Conference ID: 4651648.

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.agenusbio.com/events-and-presentations and via https://edge.media-server.com/mmc/p/5pf7v7jk.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its subsidiary MiNK Therapeutics), adjuvants, and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to the use of therapeutic candidates botensilimab, zalifrelimab, balstilimab, AGEN1571, AGEN1777, AGEN2373, MK-4830, and iNKT cell therapy (MiNK Therapeutics) and QS-21 STIMULON adjuvant and adjuvants in development (SaponiQx) , for instance, statements regarding therapeutic benefit and efficacy, mechanism of action (including validation of mechanism of action), potency, durability, and safety profile (including the absence of specific toxicities) of the therapeutic candidates, both alone and in combination with each other and/or other agents (e.g., botensilimab in combination with balstilimab); statements relating to future clinical and regulatory development plans for therapeutic candidates alone and in combination with other agents, including botensilimab in combination with balstilimab; statements relating to our ability to obtain regulatory approval for our therapeutic candidates including the timing (including the possibility of accelerated review) and scope of any such regulatory approval; statements relating to our ability to launch expanded access programs; statements relating to superiority of our therapeutic candidates over third party therapeutics and therapeutic candidates;;statements relating to current or future manufacturing capabilities, manufacturing sustainability and cost-effective manufacturing; statements relating to future commercial plans, including those related to commercialization of botensilimab and the receipt of future milestone payments and collaboration and license arrangements; statements relating to our ability to develop novel adjuvants for use in vaccine treatments including COVID-19 treatment, as well as statements relating to our ability to develop and optimize manufacturing methods for QS-21 STIMULON and other adjuvants; statements relating to planned savings or efficiencies; statements relating to future fundraising; and any other statements containing the words “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “forecasts,” “estimates,” “will,” “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact

Agenus Inc.

Divya Vasudevan, PhD

781-674-4571

divya.vasudevan@agenusbio.com

Agenus Media Relations

Kimberly Ha

KKH Advisors

917-291-5744

kimberly.ha@kkhadvisors.com